Press Release
FOR IMMEDIATE RELEASE
 Contact:  Liz Kaminski
 Telephone:  219-362-7511

LAPORTE BANCORP, INC.
ANNOUNCES INITIAL QUARTERLY CASH DIVIDEND

November 10, 2011, LaPorte Bancorp, Inc. (NASDAQ Capital: LPSB) today announced that its Board of Directors declared an initial quarterly cash dividend of $0.04 per common share.  The dividend will be paid on or about December 5, 2011, to stockholders of record as of the close of business on November 24, 2011.  This is the first cash dividend for the Company since the completion of its initial public offering on October 12, 2007.

“We are pleased to begin paying a cash dividend to our shareholders,” said Lee A. Brady, Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value and we currently intend to continue paying a quarterly dividend in the future.  Of course, future dividends will be dependent on our results of operations, capital position and needs, growth and investment opportunities, regulatory and tax considerations and general economic conditions.”

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp and the Bank on the internet at www.laportesavingsbank.com, under Investor Relations.